UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

October 13, 2003

Date of Report (Date of earliest event reported)

0-17843

Commission File Number

REGAL ONE CORPORATION

(Exact name of registrant as specified in its charter)

Florida                                                                                                          95-4158065

(State or other jurisdiction of                                                         (I.R.S. Employer Identification No.)

 incorporation or organization)

11300 West Olympic Blvd., Suite 800, Los Angeles, California 90064

(Address of principal executive offices)

(310) 312-6888

(Issuer's telephone number, including area code)

N/A

(Former name, former address and former fiscal year, if changed since last report)

Item 2.    Acquisition of Disposition of Assets

On October 13, 2003, Regal One Corporation ("Regal" or the "Company") signed a binding letter of intent for the acquisition of 100% of BENTAX of North America, Inc. ("BENTAX") a New Jersey corporation specializing in air ionization for remediation of odors, pollutants and other factors affecting internal air quality.  The agreement specifies that BENTAX will initially receive shares of the Company's preferred stock that may be converted into as many as 1,000,000 shares of Regal's common stock, subject to meeting of certain requirements normally associated with a transaction of this nature.

BENTAX utilizes technology based on the original developments of Albert Einstein.  This technology, focusing on air and water remediation, has been in continuous utilization since 1932 by the original Licensor, which has installed more than 10,000 systems worldwide.  BENTAX of North America, Inc. has operated, from inception, with the exclusive rights to manufacture, market, promote and sell BENTAX ionization products in the North American marketplace.

BENTAX was incorporated in North America in 1997 by engineer and inventor Bernard Mirowsky ("Mirowsky").  Prior to that time, Mirowsky was director of advanced technology for RCA Americom and Vice-President for advances systems of Western Union. He also worked in the advances systems division of the General Electric Company (GE) for twenty-five years, where he was involved in the recovery of the first satellite from space and led the team that computerized the Mission Power Profile for power consumption of US intelligence satellites.  Mirowsky was the manager of preliminary design of the Apollo check out complexes at GE and was a member of the team that designed prototype space stations for NASA.

The agreement to acquire BENTAX is Regal's first acquisition in the marketplace of environmental technology.

Item 7.    Financial Statement and Exhibits

     (c) The following documents are filed herewith as exhibits:

            None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 14, 2003

REGAL ONE CORPORATION

/s/ Malcolm Currie

Malcolm Currie,

Chairman